Exhibit 10.1

                      EMPLOYMENT AGREEMENT
                         RAMON L. HUMKE


     This Agreement, dated as of January 1, 1997, is between Indianapolis Power & Light Company, an Indiana corporation having its principal executive offices at One Monument Circle, Indianapolis, Indiana 46204 (the "Company"), and RAMON L. HUMKE, an Indiana resident whose mailing address is 7624 William Penn Place, Indianapolis, IN 46256 (the "Executive").

                         R E C I T A L S

The following facts are true:

     A. The Executive has for many years served the Company as a key executive officer, and is expected to continue to make a major contribution to the profitability, growth and financial strength of the Company.

     B. The Company considers the continued services of the Executive to be in the best interests of the Company and its shareholders, and desires to assure itself of the availability of such continued services in the future.

     C. The Executive is willing to remain in the employ of the Company upon the terms and subject to the conditions hereinafter provided.

                        A G R E E M E N T

     In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and the Executive agree as follows:

     1. Employment. The Company hereby employs the Executive for the Term of Employment (as defined in Paragraph 6 hereof) as President and Chief Operating Officer or in such other executive capacity, for the Company or a major affiliate thereof, as may be determined by the Board of Directors of the Company (the "Board"), with such duties as may be reasonably assigned to him by the By-Laws of the Company and by the Board. During the Term of Employment, the Executive shall devote his best efforts and ability, skill and attention to the business of the Company and to the promotion of its interests during normal working hours (with the exception of absences because of vacations or illness). The Executive's office shall continue to be located in the Indianapolis, Indiana metropolitan area, unless he shall consent to a relocation.

     2. Base Salary. During the Term of Employment, the Executive shall receive a minimum base salary of $452,500.00 per year, payable in bi-weekly intervals, or such larger amount as the Board shall in its discretion determine from time to time.

     3. Fringe Benefits. During the Term of Employment, the Company shall provide to the Executive such fringe benefits as are generally provided to its key executive officers, including without limitation, incentive compensation and bonus arrangements, retirement, profit-sharing and stock bonus plans (whether qualified or nonqualified), and life, health and accident, director and officer liability and long term disability insurance.

     4. Reimbursement of Expenses. The Company shall reimburse the Executive for all of his reasonable expenses incurred in the performance of his duties hereunder, in accordance with the Company's generally applicable expense reimbursement policy as in effect from time to time and upon compliance with all reasonable accounting and reporting requirements as set forth in such policy.

     5. Noncompetition. During the Term of Employment and thereafter so long as the Executive is receiving payments pursuant to Paragraph 7 hereof, the Executive shall not, without the consent of the Company, engage in, be employed by, be a director of or own an equity interest in any business or activity competing with or of a nature similar to the business of the Company within the Company's service territory as constituted from time to time.

     6. Term of Employment. The "Term of Employment" shall commence on the date of this Agreement and shall continue until December 31, 1999 unless earlier terminated as follows. The Term of Employment shall terminate early upon the first to occur of (a) the death of the Executive, (b) the Total Disability (as hereinafter defined) of the Executive, (c) the voluntary retirement of the Executive upon reaching retirement age as provided in the Employees' Retirement Plan of Indianapolis Power & Light Company as now in effect or hereinafter amended (the "Retirement Plan"), (d) termination of employment by the Company for Cause (as hereinafter defined), (e) the resignation of the Executive for Good Reason (as hereinafter defined), (f) termination of employment by the Company without Cause on six (6) months notice, or (g) termination of employment by the Executive on six (6) months notice. For purposes of this Agreement, the term "Total Disability" shall mean a physical or mental condition which prevents the Executive from performing his duties for the Company; provided, however, that the Executive shall not be deemed to have incurred a Total Disability unless he is eligible for disability retirement under the Retirement Plan. The term "Cause" shall mean fraud, dishonesty, theft of corporate assets or other gross misconduct by the Executive. The term "Good Reason" shall mean, without the Executive's written consent, a demotion in the Executive's status, position or responsibilities; the assignment to the Executive of any duties which are inconsistent with such status, position or responsibilities; or the relocation of the principal executive offices of the Company to a location outside the Indianapolis, Indiana metropolitan area.

     7. Payments on Early Termination. In the event the Term of Employment is terminated early by reason of Paragraphs 6(e) (resignation for Good Reason) or 6(f) (termination by the Company without Cause), the Company shall continue to pay to the Executive the base salary which would have been payable pursuant to Paragraph 2 above for what would have been the remainder of the Term of Employment had the event specified in Paragraphs 6(e) or 6(f) not occurred. The Company shall also continue for the same period to provide life, health and accident and long term disability insurance for the Executive and his dependents to the extent provided before such termination and, if the Term of Employment would have ended with the retirement of the Executive but for such early termination, the Company shall provide such insurance thereafter to the extent generally provided by the Company to retired employees.

     Notwithstanding the foregoing:

          (a) In the event the Executive receives severance benefits from the Company as a result of such termination pursuant to any other plan or agreement in or to which the Executive is a participant or party, other than the Retirement Plan or the Indianapolis Power & Light Company Unfunded Supplemental Retirement Plan for a Select Group of Management Employees or any similar or successor plan, such benefits shall be applied on a first dollar basis against the payments owing to the Executive under this Paragraph 7; and

          (b) In the event that Deloitte & Touche determines that any payment by the Company to or for the benefit of the Executive pursuant to this Paragraph 7 would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1954, as amended from time to time (the "Code"), then the amount payable to or for the benefit of the Executive pursuant to this Paragraph 7 shall be reduced (but not below zero) to the maximum amount payable without causing the payment to be nondeductible by the Company because of Section 280G of the Code. Such determination by Deloitte & Touche shall be conclusive and binding upon the parties.

     8.   Miscellaneous.

          (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, successors, and assigns, but neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, any beneficiary, or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Executive, his beneficiary or any other person. Notwithstanding the foregoing, the Company will assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise and shall obtain the assumption of this Agreement by such successor.

          (b) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. All representations, promises, and prior or contemporaneous understandings among the parties with respect to the subject matter hereof are merged into and expressed in this Agreement, and any and all prior agreements between the parties with respect to the subject matter hereof are hereby cancelled. Notwithstanding the foregoing portion of this Paragraph 8(b), this Agreement is in addition to, and shall not operate to cancel or reduce any benefits that may become due to Executive under the Termination Benefits Agreement as amended and restated effective January 1, 1997, by and among IPALCO Enterprises, Inc., the Company, and Executive.

          (c) This Agreement shall not be amended, modified, or supplemented without the written agreement of the parties at the time of such amendment, modification, or supplement.

          (d) This Agreement shall be governed by and subject to the laws of the State of Indiana.

          (e) The invalidity or unenforceability of any particular provision of this particular Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

          (f) The captions in this Agreement are for convenience and identification purposes only, are not an integral part of this Agreement, and are not to be considered in the interpretation of any part hereof.

          (g) Except as specifically set forth in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail, postage prepaid, addressed as set forth above, or to such other address as shall be furnished in writing by any party to the others.

          (h) Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed to be a valid waiver unless such waiver is in writing or, even if in writing, shall be deemed to be a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   INDIANAPOLIS POWER & LIGHT COMPANY



                                   By:      /s/ John R. Hodowal

                                            Chairman of the Board and
                                            Chief Executive Officer



                                   Attest:  /s/ Bryan G. Tabler
                                            Secretary



                                            /s/ Ramon L. Humke
                                            Ramon L. Humke